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                                                                       Exhibit 1

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         This Second Amendment to Rights Agreement is entered into as of October 25, 1999 between DAMARK INTERNATIONAL, INC., a Minnesota corporation ("Company"), and NORWEST BANK MINNESOTA, N.A. (the "Rights Agent").

                                  RECITALS

         1. The Company and the Rights Agent entered into a Rights Agreement dated as of April 16, 1998 (the "Rights Agreement"), with respect to the Shareholder Rights Plan ("SRP") adopted by the Company.

         2. The Company and the Rights Agent entered into a First Amendment to the Rights Agreement dated as of July 15, 1998.

         3. The Board of Directors of the Company has authorized a second amendment to the Rights Agreement for purposes of further modifying the definition of Acquiring Person.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Rights Agreement as follows:

         Section 1. MODIFICATION OF DEFINITION OF ACQUIRING PERSON. Section 1(a) is amended to substitute in total for Section 1(a) of the original Rights Agreement the following:

                  (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 25% or more of the Common Shares of the Company then outstanding, but shall not include
                  (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company,
                  (iv) any Person holding Common Shares for or pursuant to the terms of any such plan, or (v) any Person holding Common Shares issued to that person from the Company in a transfer approved by the Board of Directors of the Company (which action shall be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office) (each of (i) through (v) an "Exempt Person"). Notwithstanding the foregoing, no Person shall (x) be an "Acquiring Person" as a result of Common Shares beneficially owned on April 16, 1998, or (y) become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 25% or more of the Common Shares of the Company then outstanding;

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                  PROVIDED, HOWEVER, that if a Person, together with all
                  Affiliates and Associates of such Person, is or shall become the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding by reason of either clause (x) or clause (y) of this sentence, and shall thereafter become the Beneficial Owner of additional Common Shares representing more than 1% of the Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person" unless within ten days of the determination of such ownership the Board of Directors of the Company (which action shall be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office) acts to approve such ownership. Further, if the Board of Directors of the Company (which action shall be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in office) determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         Section 2. FULL FORCE AND EFFECT. Except as set forth in this Second Amendment, all other terms of the Rights Agreement shall continue in full force and effect.

         Section 3. GOVERNING LAW. This Second Amendment, the Rights Agreement and each Right Certificate issued thereunder shall be deemed to be a contract under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

         Section 4. COUNTERPARTS. This Second Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed, as of the day and year first above written.

                                       DAMARK INTERNATIONAL, INC.

                                       /s/ Mark A. Cohn
                                       -----------------------------------------
                                       By: Mark A. Cohn, Chairman, President and
                                             Chief Executive Officer

                                       NORWEST BANK MINNESOTA, N.A.

                                       /s/ Karri VanDell
                                       -----------------------------------------
                                       By:  Karri VanDell, Officer

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